UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2018 (October 9, 2018)

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36407	77-0602661
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934(§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Directors

On October 9, 2018, the Board of Directors (the “Board”) of Alnylam Pharmaceuticals, Inc. (the “Company”) accepted the resignation of John K. Clarke from the Board, effective as of January 10, 2019. Mr. Clarke’s resignation was not caused by any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Upon the effectiveness of Mr. Clarke’s resignation, Colleen F. Reitan will become a member of the Audit Committee. Marsha H. Fanucci will continue as the Chair of the Audit Committee, and Michael W. Bonney will continue to serve as a member of the Audit Committee.

On October 9, 2018, the Board, following the recommendation of its Nominating and Corporate Governance Committee, elected Margaret A. Hamburg to fill a vacancy on the Board created by the resignation of Mr. Clarke, effective as of January 10, 2019. Ms. Hamburg will serve as a Class III director with a term expiring at the annual meeting of stockholders to be held in 2019.

As a non-employee director, Ms. Hamburg will receive an annual cash fee of $50,000. In addition, in connection with her election to the Board, on January 10, 2019, Ms. Hamburg will receive a stock option to purchase 18,000 shares of common stock of the Company, vesting annually over three years. Beginning in 2019, she will be eligible to receive an annual stock option award, in an amount determined by the Compensation Committee (currently 9,000 shares per the Company’s compensation policy for non-employee directors), vesting in full on the one-year anniversary of the grant date. The exercise price of these stock option awards will be the fair market value of the Company’s common stock on the respective dates of grant. The Company will also reimburse Ms. Hamburg for reasonable travel and other related expenses incurred in connection with her service on the Board.

In addition, Ms. Hamburg will enter into an indemnification agreement with the Company consistent with the form of the existing indemnification agreement entered into between the Company and its non-employee directors.

Appointment of Principal Accounting Officer

On October 9, 2018, the Board appointed Manmeet S. Soni, the Company’s current Chief Financial Officer and principal financial officer, to the additional position of principal accounting officer. Upon the effectiveness of Mr. Soni’s appointment, Michael P. Mason relinquished the position of principal accounting officer. Mr. Mason will continue to serve as the Company’s Vice President, Finance, focused on global commercial finance matters.

Mr. Soni, 41, has served as the Company’s Senior Vice President, Chief Financial Officer and Principal Financial Officer since May 2017. From March 2016 to February 2017, Mr. Soni served as the Executive Vice President, Chief Financial Officer and Treasurer of ARIAD Pharmaceuticals, Inc., a biopharmaceutical company, when ARIAD was acquired by Takeda Pharmaceutical Company Limited. Mr. Soni continued as an employee of ARIAD through May 2017. Previously, he served as Chief Financial Officer of Pharmacyclics, Inc., a biopharmaceutical company, until its acquisition by AbbVie, Inc. in May 2015, after which he supported AbbVie during the post-acquisition transition through September 2015. He first joined Pharmacyclics in September 2012 as corporate controller and served in various roles prior to being appointed as Chief Financial Officer and Treasurer in February 2014. Prior to joining Pharmacyclics, Mr. Soni worked at ZELTIQ Aesthetics Inc., a publicly held medical technology company, as well as PricewaterhouseCoopers, in the Life Science and Venture Capital Group, and PricewaterhouseCoopers India, providing audit and assurance services. Mr. Soni serves as director of Pulse Biosciences, Inc. Mr. Soni is a certified public accountant and completed his Chartered Accountancy from the Institute of Chartered Accountants of India.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2018	ALNYLAM PHARMACEUTICALS, INC.

	By:	/s/ Laurie B. Keating
Laurie B. Keating
Senior Vice President, General Counsel and Secretary